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                                                                     Exhibit 12


       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
                 COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                    (in thousands of dollars except ratios)

                                                                         Year ended December 31,
                                                        --------------------------------------------------------------
                                                        1996          1995          1994           1993           1992
                                                        ----          ----          ----           ----           ----
                                                            (expressed in thousands, except per share amounts)
  EARNINGS COMPUTATION USING
  CONSOLIDATED INCOME STATEMENT DATA
  Income (loss) before income taxes and
   minority interest                                   $(41,176)      $47,996      $113,945       $69,183        $27,074
  Minority interest in income of
   majority-owned subsidiaries                           15,959        (6,156)       (4,387)       (4,709)        (1,182)
                                                       --------       -------      --------       -------        -------
  Income (loss) before income taxes and
   cumulative effects of accounting changes             (25,217)       41,840       109,558        64,474         25,892
                                                       --------        ------       -------        ------         ------
  Add fixed charges included in income (loss):
    Interest expense (net of interest capitalized)        6,885         7,644         7,693         9,340          2,318
    Amortization of deferred financing costs                234           216           204         1,073            269
    Interest portion of rental expenses (33%)             1,278         1,548         1,784           505            528
                                                       --------       -------      --------       -------        -------
     Sub-total fixed charges included in income (loss)    8,397         9,408         9,681        10,918          3,115
                                                       --------       -------      --------       -------        -------

  Earnings (loss)                                      $(16,820)      $51,248      $119,239       $75,392        $29,007
                                                       ========       =======      ========       =======        =======

  Fixed Charges Included in income (loss)              $  8,397       $ 9,408      $  9,681       $10,918        $ 3,115
  Capitalized interest                                    6,407         8,630         6,353         6,655          8,885
                                                       --------       -------      --------       -------        -------
   Total fixed charges                                   14,804        18,038        16,034        17,573         12,000
                                                       --------       -------      --------       -------        -------
  Preferred dividends                                     2,536        10,532        14,423         7,779              -
                                                       --------       -------      --------       -------        -------
   Combined fixed charges and
    preferred dividends                                $ 17,340       $28,570      $ 30,457       $25,352        $12,000
                                                       ========       =======      ========       =======        =======

  Ratio of earnings to fixed charges                         -           2.84          7.44           4.29          2.42

  Amount by which fixed charges exceed earnings        $ 31,624       $     -      $      -       $     -        $     -

  Ratio of earnings to combined fixed charges
    and preferred dividends                                   -          1.79          3.92           2.97           2.42

  Amount by which combined fixed charges and
    preferred dividends exceed earnings                $ 34,160       $     -      $      -       $     -        $     -

(1) Earnings were inadequate to cover fixed charges in these periods as a result of asset writedowns and other non-cash charges.